EXHIBIT 99.1
N e w s  R e l e a s e

Contact:	David Higie
Phone:	(412) 269-6449
Release:	Immediate (July 22, 2008)
BAKER FILES FORM 10-Q FOR 2008 FIRST QUARTER; REPORTS RECORD FIRST QUARTER EARNINGS PER SHARE
     PITTSBURGH — Michael Baker Corporation (Amex:BKR) today announced the filing of its Form 10-Q for the first quarter of 2008, which includes the Company’s recently restated results for the first quarter of 2007. The financial results contained in the filing are summarized here.
     For the quarter, Baker reported net income of $6.1 million, or a first-quarter record $0.69 per diluted share, on revenues of $174.9 million, compared to net income of $1.6 million, or $0.18 per diluted share, on revenues of $169.6 million in the first quarter of 2007.
     The first-quarter 2008 revenue increase is attributable to a 20 percent period-over-period growth in the Company’s Engineering segment revenue, which was partially offset by a 17 percent period-over-period decrease in Energy segment revenue. The Engineering revenue increase relates primarily to growth in most of the segment’s practice areas, including growth in the work performed for an unconsolidated joint venture operating in Iraq, and the recognition of a non-recurring project settlement under a previously awarded contract that was subsequently reprocured by the client. The decrease in the Energy segment’s revenue was caused primarily by a client’s sale of properties and the resulting termination of a managed services contract during the third quarter of 2007, and a change in the scope of another managed services contract.
     Operating income before corporate overhead allocations in the Engineering segment for the first quarter of 2008 was $13.1 million, an increase of 36 percent compared to the operating income before corporate overhead allocations for first-quarter 2007. This increase was the result of the non-recurring project settlement mentioned above and an improved project mix compared to the year-ago period. Operating income before corporate overhead allocations in the Energy business for the first three months of 2008 was $1.3 million, a significant improvement from the restated operating loss of $(0.4) million before corporate overhead allocations for the same period of 2007. This increase is attributable primarily to a decrease in self-insured general liability costs and the realization of project incentive awards, but was partially offset by an increase in workers’ compensation insurance expense and professional fees related to the previously mentioned restatement of the Company’s financial results.
     Total backlog for the Engineering and Energy businesses at March 31, 2008, was $1.31 billion, essentially the same as the total backlog at December 31, 2007. Of these totals, $427.6 million and $425.6 million at March 31, 2008, and December 31, 2007, respectively, are considered funded backlog

BAKER FILES FORM 10-Q FOR FIRST QUARTER 2008
for the Engineering segment. Included in funded backlog at March 31, 2008, was $50 million related to the Company’s FEMA Map Modernization contract, compared to $57 million at December 31, 2007.
     On the balance sheet as of March 31, 2008, the Company had no long-term debt and an available cash balance of approximately $26 million.
     Commenting on the results, President and Chief Executive Officer Bradley L. Mallory, said, “We are encouraged by our financial performance in the first quarter, especially since the first three months are historically our slowest period in the year. I am particularly pleased with the strength of our Engineering segment and the fact that almost all of its operations achieved revenue improvement compared to the same period last year. We are on a path to sustain this performance as we solidify our business strategies that include organic growth, acquisitions, and improving our business processes. Our markets of focus continue to provide ample project opportunities to support our growth agenda while our operating structure has been better aligned with these markets.” He added that the filing of this Form 10-Q with the Securities and Exchange Commission brings the Company current with its filings for the year and into full compliance with the listing standards of the American Stock Exchange.
     Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients’ most complex challenges worldwide. The firm’s primary business areas are aviation, defense, environmental, facilities, geospatial, homeland security, municipal & civil, pipelines & utilities, transportation, water, and oil & gas. With more than 4,000 employees in over 50 offices across the United States and internationally, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.
Conference Call
     Michael Baker Corporation has scheduled a conference call and webcast for Thursday, July 24, at 10:00 AM Eastern Daylight Savings Time to discuss these results. Please call 800-860-2442 at least 10 minutes prior to the start of the call. To access the webcast, please visit the investor relations portion of Baker’s website at www.mbakercorp.com.
(The above information contains forward-looking statements concerning our future operations and performance. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in our relationship and/or contracts with the Federal Emergency Management Agency (“FEMA”); changes in anticipated levels of government spending on infrastructure, including the Safe, Accountable, Flexible, Efficient Transportation Equity Act—A Legacy for Users (“SAFETEA-LU”); changes in loan relationships or sources of financing; changes in management; and changes in information systems. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)
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BAKER FINANCIAL RESULTS FOR FIRST QUARTER 2008
FINANCIAL SUMMARY
(Unaudited)

First Quarter Operating Results	For the quarter ended March 31
(In thousands, except earnings per share)	2008	2007
		(Restated)
Revenues	$174,874	$169,632

Gross profit	26,716	20,675

Income from operations	9,810	3,091

Income before income taxes	10,583	2,947

Net income	$6,115	$1,550

Net income per share:
Basic	$0.70	$0.18
Diluted	$0.69	$0.18
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BAKER FINANCIAL RESULTS FOR FIRST QUARTER 2008

	For the quarter ended March 31
(In millions)	2008	2007
		(Restated)
Revenues
Engineering	$108.7	$90.2
Energy	66 ..2	79.4

Total revenues	$174.9	$169.6

Income/(loss) from operations before Corporate overhead
Engineering	$13.1	$9.6
Energy	1.3	(0.4)

Total segment income from operations before Corp. overhead	14.4	9.2

Less: Corporate overhead
Engineering	(3.4)	(4.0)
Energy	(1.4)	(1.5)

Total Corporate overhead	(4.8)	(5.5)

Total income/(loss) from operations
Engineering	9.7	5.6
Energy	(0.1)	(1.9)
Other Corporate income/(expense)	0.2	(0.6)

Total income from operations	$9.8	$3.1

Backlog	As of
(In millions)	3/31/08	12/31/07
Engineering
Funded	$427.6	$425.6
Unfunded	690.9	696.6

Total Engineering	1,118.5	1,122.2
Energy	188.4	191.7

Total	$1,306.9	$1,313.9

BAKER FINANCIAL RESULTS FOR FIRST QUARTER 2008

Condensed Consolidated Balance Sheets	As of
(In thousands)	3/31/08	12/31/07
ASSETS
Cash and cash equivalents	$25,935	$22,052
Receivables, net	109,222	109,453
Unbilled revenues on contracts in progress	93,749	88,214
Prepaid expenses and other	11,683	14,718

Total current assets	240,589	234,437

Property, plant and equipment, net	16,203	16,776
Goodwill and other intangible assets, net	17,339	17,367
Other long-term assets	5,959	7,770

Total assets	$280,090	$276,350

LIABILITIES & SHAREHOLDERS’ INVESTMENT
Accounts payable	$53,405	$55,940
Accrued compensation and insurance	39,297	41,974
Other accrued expenses	36,588	36,123
Billings in excess of revenues	18,012	15,771

Total current liabilities	147,302	149,808

Other long-term liabilities	11,572	11,485

Total liabilities	158,874	161,293

Common Stock	9,318	9,306
Additional paid-in capital	47,530	47,356
Retained earnings	69,175	63,060
Accumulated other comprehensive (loss)/income	(46)	96
Less — Treasury shares	(4,761)	(4,761)

Total shareholders’ investment	121,216	115,057

Total liabilities & shareholders’ investment	$280,090	$276,350

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